Exhibit 4.1

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (the “Guaranty Agreement”), is made as of April 5, 2024 by Cineverse Corp., a Delaware corporation (“Guarantor”) to BondIt LLC, a California limited liability company (“Lender”).

W I T N E S S E T H:

WHEREAS, subject to various terms and conditions, including, without limitation, Lender and Guarantor entering into this Guaranty Agreement, Lender is prepared to provide a certain loan (the “Loan”) to Cineverse Terrifier LLC (“Borrower”), for use in the payment of Borrower’s fully recoupable advance to Terrifier 3 LLC for the motion picture presently entitled “Terrifier 3” (the “Picture”) and other expenses as set forth more fully in the Loan Agreement (as defined herein);

WHEREAS, the Loan is evidenced by that certain Loan and Security Agreement between Lender and Borrower dated on or about the date of this Guaranty Agreement and which agreement is to be entered into contemporaneously herewith (the “Loan Agreement”);

WHEREAS, pursuant to the terms of the Loan Agreement, Borrower and certain other parties are required to execute and or deliver various agreements, documents and instruments to or for the benefit of Lender, including, without limitation, various security and lien instruments, and various company resolutions, all as described and/or referenced in further detail in the Loan Agreement (collectively with the Loan Agreement, the “Loan Documents”); capitalized terms used but not defined herein have the meaning given to them in the Loan Documents;

WHEREAS, Lender is not prepared to provide the Loan unless, among other things, Guarantor enters into this unsecured Guaranty Agreement;

WHEREAS, Borrower and Guarantor have agreed that Guarantor will provide the guaranty set forth in this Guaranty Agreement for the benefit of Lender and as inducement for Lender to provide the Loan, and, further, Lender is willing to extend the Loan only on the condition that Guarantor, irrevocably and unconditionally, fully guarantees to Lender full, faithful and prompt payment when due of all amounts due and payable by Borrower pursuant to the Loan Agreement and the other Loan Documents, together with any other amounts payable pursuant to the terms of this Guaranty Agreement (the “Indebtedness”), up to a total amount of One Million Five Hundred Thousand United States Dollars (US$1,500,000.00) (collectively the “Guarantee Cap”), and all as if Guarantor were the primary obligor with respect to each and all of the guarantee obligations pursuant to this Guaranty Agreement;

WHEREAS, it will be of substantial economic benefit to the Guarantor for the Borrower to enter into the Loan and for Guarantor to enter into this Guaranty Agreement; and

WHEREAS, pursuant to the Loan Agreement, the outstanding balance of the Indebtedness shall be due and payable by no later than April 1, 2025 (plus the Extension Period [as defined in the Loan Agreement], as applicable) (as such due date may be accelerated by Lender pursuant to the Loan Agreement or any other of the Loan Documents, the “Maturity Date”).

WHEREAS, Guarantor is willing to irrevocably and unconditionally fully guaranty the Indebtedness up to the Guarantee Cap as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

1.
Guarantor hereby irrevocably, absolutely and unconditionally, fully guarantees to Lender: (a) subject to the Guarantee Cap, the full and prompt payment when due, whether pursuant to the terms of the Loan Agreement or any other of the other Loan Documents, or whether by lapse of time, declaration, acceleration or otherwise, and at all times thereafter, of any and all of the Indebtedness, and the prompt payment to Lender of all costs and expenses (including reasonable outside attorneys’ fees, costs and other disbursements) incurred by Lender in collection of the foregoing or the enforcement of this Guaranty Agreement against Guarantor; and (b) subject to the Guaranty Cap, the performance by Borrower of its obligation to duly, promptly and completely observe, perform and discharge each and every obligation, covenant and agreement of the Loan Agreement and other Loan Documents with respect to the Indebtedness, including, without limitation, Borrower’s repayment thereof. Guarantor agrees that if any of the Indebtedness is not paid accordingly as and when due, whether by acceleration or otherwise, Guarantor shall immediately pay all of the Indebtedness, up to an amount not to exceed the Guarantee Cap, as if the Indebtedness constituted the direct and primary obligation of Guarantor. Notwithstanding the satisfaction by Guarantor of any liability hereunder, Guarantor shall not have any right of subrogation, reimbursement or indemnity whatsoever or any right of recourse to or with respect to the assets or property of Borrower or to any collateral for the Loan Documents unless and until Lender has received full payment of all principal, interest and other sums payable to Lender under each of the Loan Documents. Guarantor understands and acknowledges that by virtue of this Guaranty Agreement it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding affecting Borrower and, as an example and not by way of limitation, a subsequent modification of any of the Loan Documents in any reorganization case concerning Borrower shall not affect the obligations of Guarantor hereunder.
2.
This Guaranty Agreement shall be in full force and effect from the date hereof to and until the date the Indebtedness has been fully repaid (“Termination Date”). Effective immediately on the Termination Date, this Guaranty Agreement shall automatically and unconditionally cease to be of any further force and effect and Guarantor shall be deemed to be fully and completely released of any further liability or obligations to the Lender pursuant to this Guaranty Agreement and the Loan Documents.
3.
Guarantor grants Lender, in Lender’s sole and absolute discretion and without notice to Guarantor, the power and authority to deal in any lawful manner with the Indebtedness and, without limiting the generality of the foregoing, further power and authority, from time to time:
(a)
to renew, compromise, extend, accelerate or otherwise change the time or place of payment of or to otherwise change the terms of the Indebtedness or of any document relating thereto;

(b)
to modify or to waive any of the terms of any agreement with Borrower pertaining to the Indebtedness;
(c)
to take and hold security for the payment of the Indebtedness, and to exchange, enforce, waive or release any such security;
(d)
to direct the order or manner of sale of any such security as Lender in its discretion may determine; and/or
(e)
to grant any indulgence, forbearance, waiver or release to Borrower.

The liability of Guarantor shall not be terminated, affected, impaired or reduced in any way by any action taken by Lender under the foregoing provisions or any other provision hereof or by any delay, failure or refusal of Lender to exercise any right or remedy Lender may have against Borrower or any other person, including other guarantors, if any, liable for all or any part of the obligations guaranteed herein by Guarantor.

4.
Satisfaction by Guarantor of any liability hereunder incident to a particular default under any of the Loan Documents or otherwise shall not discharge Guarantor except for the default satisfied, it being the intent hereof that this Guaranty Agreement and the obligations of Guarantor hereunder shall be irrevocable until the Termination Date. Further, if at any time all or any part of any payment received by Lender from Guarantor under or with respect to this Guaranty Agreement is or must be rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Guarantor), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous receipt of payment by Lender, and Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment to Lender had never been made.
5.
Guarantor hereby waives notice of acceptance of this Guaranty Agreement by Lender, and this Guaranty Agreement shall immediately be binding upon Guarantor.
6.
To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of: (a) any right to require Lender to proceed against Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Guarantor hereunder; (b) the defense of the statute of limitations in any action hereunder or in any action for the collection of the Indebtedness or the performance of any obligation hereby guaranteed; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (d) demand, presentment for payment, notice of non-payment, protest, notice of protest and all other notices of any kind, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Borrower, Lender, any endorser or creditor of Borrower or of Guarantor or of other guarantors or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Lender as collateral or in connection with the Indebtedness or other obligations hereby guaranteed; (e) any defense based upon an election of remedies by Lender which destroys or otherwise impairs any or all of the subrogation rights, if any, of Guarantor, the right of Guarantor to proceed against Borrower or any other person for reimbursement, or any combination thereof; (f) all duty or obligation on Lender’s part to perfect, protect, retain or enforce any security for the payment of the Indebtedness; (g) any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Guaranty Agreement; and (h) any duty on the part of Lender to disclose to Guarantor any facts Lender may now or hereafter know about Borrower or any other person, regardless of whether or not Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Borrower and all other persons and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder. Without limiting the generality, scope or meaning of any of the foregoing or any other provision of this Guaranty Agreement, Guarantor:
(a)
acknowledges that Guarantor is authorized to and under this Guaranty Agreement waives all rights of subrogation and reimbursement and certain other rights and defenses available to guarantors under any applicable law;
(b)
hereby waives any and all defenses which Guarantor may have because of any disability of Borrower or any other release or termination of liability of the Borrower and agrees that by doing so Guarantor shall be liable even if Borrower had no liability at the time of execution of any of the documents referenced herein, e.g., in the event of termination or rescission of any of the Loan Documents. Guarantor hereby waives any and all defenses under law or equity which provides that the liability of a guarantor or surety may not exceed the liability of the principal and agrees that by doing so Guarantor's liability may be larger in amount and more burdensome than that of Borrower but in no event larger in amount than the Guarantee Cap, and Guarantor waives all rights to require Lender to pursue any other remedy it may have against Borrower, or any member of Borrower, including any and all benefits under law or equity which may require Lender or any other creditor to pursue remedies against the principal in any respect. Guarantor further waives any suretyship rights, defenses and benefits that may be derived from law or equity from any jurisdiction;
(c)
Upon the occurrence and during the continuation of an Event of Default by Borrower under the Loan Documents, Lender in its sole discretion, without prior notice to or consent of Guarantor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold pursuant to or in connection with the Loan Documents, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Indebtedness or any part of thereof or make any other accommodation with Borrower or Guarantor or any other guarantor, or (iv) exercise any other remedy against Borrower or any security. No such action by Lender shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower or any other person for any sums paid to Lender, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Lender or any third party after any foreclosure or transfer in lieu of foreclosure of any security for repayment of the Indebtedness;
(d)
waives all rights and defenses arising out of an election of remedies by Lender, even though the election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower or any other person. Guarantor further waives any right to a fair value hearing to determine the size of any deficiency owing (for which any Guarantor would be liable hereunder) following a non-judicial foreclosure sale;
(e)
waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by collateral owned by Borrower, which means, among other things:
(i)
Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by any person, including, without limitation, Borrower; and
(ii)
If Lender forecloses on any collateral pledged by any person, including without limitation Borrower:
(A)
The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and
(B)
Lender may collect from Guarantor even if Lender, by foreclosing on the collateral, has destroyed any rights Guarantor may have to collect from Borrower or any other person.

(f) By executing this Guaranty Agreement, Guarantor to the fullest extent permitted by law, waives and relinquishes any defense based on any right of subrogation, reimbursement, contribution or indemnification or any other suretyship defenses it otherwise might or would have under California law or other applicable law, statute or judicial decisions to require Lender to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against

Guarantor and agrees that it will be fully liable under this Guaranty Agreement up to the Guarantee Cap even though Lender may foreclose on any collateral or assets or otherwise enforce any of its rights and remedies under the Loan Documents;

(g) Guarantor waives all rights, benefit and protections Guarantor may have pursuant to each of the forgoing California Statutes: Civil Code Sections 2787 to 2855 (including, in particular, Sections 2809, 2810, 2845, 2849 and 2850), and Code of Civil Procedure Section 580a, 580b and 726.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because any of the debts, including those owing from Borrower, are secured by collateral. These rights and defenses include, but are not limited to, any rights or defenses based upon any provision of law or equity.

7.
With or without notice to Guarantor, Lender, in Lender’s sole discretion and at any time and from time to time and in such manner and upon such terms as Lender deems fit, may: (a) apply any or all payments or recoveries from Borrower or from any other guarantor or endorser under any other instrument or realized from any security, in such manner and order of priority as provided in the Loan Agreement, to any indebtedness of Borrower to Lender, whether or not such indebtedness is guaranteed hereby or is otherwise secured or is due at the time of such application; or (b) refund to Borrower any payment received by Lender in repayment of the Indebtedness hereby guaranteed without affecting in any way Guarantor’s obligation or liability hereunder for payment of the Indebtedness.
8.
The amount of Guarantor’s liability and all rights, powers and remedies of Lender hereunder shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Lender by law or under the Loan Agreement or any of the other Loan Documents or any other document. This Guaranty Agreement is in addition to and separate and apart from the guaranty of any other guarantor of the Indebtedness or of any other indebtedness or obligation.
9.
The liability of Guarantor under this Guaranty Agreement shall be an absolute, direct, immediate and unconditional guarantee of payment and not of collectability, provided however, notwithstanding anything to the contrary contained in any provisions of this Guaranty Agreement or any of the other Loan Documents, the maximum aggregate liability of Guarantor under this Guaranty Agreement is limited to, and shall not exceed in the aggregate, the sum equal to the Guarantee Cap. The obligations of Guarantor hereunder are independent of the obligations of Borrower or any other person and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Borrower or any other person is joined therein or a separate action or actions are brought against Borrower or any other person. Lender may maintain successive actions for other defaults continuing beyond any applicable cure period. Lender’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions. The dissolution of any Guarantor shall not terminate this Guaranty Agreement with respect to the assets of the Guarantor.

10.
In the event of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against or by Borrower, or its beneficiary(ies), if any, or the inability of Borrower or the beneficiary(ies) to pay debts as they mature, Guarantor shall pay to Lender upon demand, the full amount which would be payable hereunder by Guarantor up to the Guarantee Cap as if all Indebtedness were then due and payable without regard to whether or not any such events shall occur at a time when any of the Indebtedness may not then be due and payable. Upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Guarantor will not seek or cause Borrower or any other person or entity to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to any provision of the applicable bankruptcy act, as amended, or any other debtor relief law, (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against Guarantor by virtue of this Guaranty Agreement or otherwise.
11.
Notwithstanding the fact that Borrower may be a trust, a corporation, a limited liability company, a joint venture or a partnership, Lender does not have to confirm or inquire into the powers of Borrower, or Borrower’s beneficiary(ies), directors, officers, members, joint venturers, partners, associates or other agents acting or purporting to act on Borrower’s behalf, Guarantor hereby representing that such powers exist, and monies in fact advanced by Lender in connection with the Loan Documents and agreements entered into with Borrower or other documents executed by Borrower in the professed exercise of such powers shall be deemed to form a part of the liabilities guaranteed, even though the borrowing or obtaining of such monies or entering into such agreements are in excess of the powers of any such party or defective or irregular in any way.
12.
It is expressly understood that the obligations of Guarantor hereunder are an additional and cumulative benefit given to Lender as an inducement for Lender to enter into the Loan Agreement and other Loan Documents and in order to induce any person or persons who may be and become a holder of the Indebtedness to accept the same, including, without limitation, any assignee of the Loan Agreement or any other successor-in-interest to Lender.
13.
All payments hereunder shall be made in lawful money of the United States of America. No delay in making demand on Guarantor for satisfaction of its liabilities hereunder shall prejudice Lender’s rights to enforce such liabilities.
14.
Guarantor shall pay to Lender, without demand, reasonable outside attorneys’ fees and disbursements and all documented, out-of-pocket, third party costs and other expenses which Lender expends or incurs in collecting or compromising the Indebtedness or in enforcing this Guaranty Agreement against Guarantor whether or not suit is filed, including, without limitation, all documented, out-of-pocket, third party costs, reasonable outside attorneys’ fees and expenses incurred by Lender in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Borrower or Guarantor which in any way affect the exercise by Lender of its rights and remedies hereunder.
15.
Any provision of this Guaranty Agreement which is unenforceable, invalid or contrary to law, or the inclusion of which would affect the validity, legality or enforcement of this

Guaranty Agreement shall be of no effect, and in such case, all the remaining terms and provisions of this Guaranty Agreement shall subsist and shall be fully effective according to the terms of this Guaranty Agreement, the same as though any such provision had not been included herein.
16.
No provision of this Guaranty Agreement or right of Lender hereunder can be waived nor can Guarantor be released from Guarantor’s obligations hereunder except by a writing duly executed by Lender. This Guaranty Agreement may not be modified, amended, revised, revoked, terminated, changed or varied in any way whatsoever except by the express terms of a writing duly executed by Lender and Guarantor.
17.
When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural, and the masculine shall include the feminine and neuter and vice versa. The word “person” as used herein shall include any individual, company, firm, association, limited liability company, partnership, corporation, trust or other legal entity of any kind whatsoever.
18.
This Guaranty Agreement is a general guaranty agreement and is assignable with any and/or all of the Indebtedness which it guarantees and when so assigned, Guarantor shall be bound as above to the assignee(s) without in any manner affecting Guarantor’s liability hereunder.
19.
The validity of this Guaranty Agreement and the obligations of Guarantor hereunder shall in no way be terminated, affected, impaired or reduced by reason of the conveyance, transfer, sale, assignment, exchange or lease of Lender’s collateral, or any part thereof or any interest therein, to any other person or by reason of the further encumbering of Lender’s collateral or any part thereof (it being strictly understood, however, that the provisions of this paragraph are not deemed to be a waiver of any restrictions of such acts contained in any agreement to which Lender is party in connection with the Loan Agreement, or to constitute consent to any such acts).
20.
This Guaranty Agreement, and each and every part hereof, shall be binding upon Guarantor and upon the heirs, administrators, legal representatives, successors and assigns of Guarantor.
21.
This Guaranty Agreement shall be construed for all purposes and enforced in accordance with the laws of the State of California. Without limiting the right of Lender to bring any action or proceeding against Guarantor or against property of Guarantor or any other party arising out of or relating to this Guaranty Agreement (an “Action”) in the courts or tribunals of other jurisdictions, Guarantor hereby irrevocably submits to the jurisdiction of any California state court sitting in Los Angeles County, California and federal court for the Central District of California sitting in Los Angeles, California; and Guarantor hereby irrevocably agrees that any Action may be heard and determined in any such state court or federal court. Guarantor hereby irrevocably waives any rights it may have to assert that such state courts or federal courts provide either an improper or inconvenient venue or forum. Guarantor irrevocably waives, to the fullest extent possible, the defense or assertion of any inconvenient forum to the maintenance of any Action in any jurisdiction. Guarantor hereby irrevocably designates Gary Loffredo, 2355 Westwood Blvd., #779, Los Angeles, CA 90064, Email: gloffredo@cineverse.com as the designee and agent of the Guarantor (the “Process Agent”) to receive, for and on behalf of Guarantor, service of process in any legal action or proceeding with respect to this Guaranty Agreement, with service to be effectuated in any manner consistent with California law. Nothing herein shall preclude service of process upon Guarantor’s duly appointed registered agent. Without limiting the foregoing, Guarantor irrevocably waives all service requirements of the Hague Service Convention. GUARANTOR AND LENDER EACH HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT. Guarantor represents and warrants that it has been provided reasonable opportunity to obtain and have obtained the advice of its own legal counsel with respect to the provisions of this Section 21.
22.
Any notice request or demand to be given hereunder shall be in writing, and shall be deemed to have been given when personally delivered, deposited for delivery with an overnight courier service such as Federal Express, or placed in the United States mail, with proper registered or certified postage prepaid, return receipt requested, addressed to the party concerned at the address shown below and shall be effective the date of mailing:

To Lender:

BondIt LLC

1639 11th Street, Unit #160

Santa Monica, CA 90404

Attn: Matthew Helderman

Email: matthewhelderman@bondit.us

With Mandatory Copy to:

Ramo Law PC

315 South Beverly Drive

Suite 210

Beverly Hills, CA 90212

Attn: Zev Raben, Esq.

Email: zev@ramolaw.com

To Guarantor:

Cineverse Corp.

244 Fifth Avenue, Suite M289

New York, NY 10001

Attn: Chris McGurk

Email: _______________

With Mandatory Copy to:

Gary Loffredo

244 Fifth Avenue, Suite M289

New York, NY 10001Email: gloffredo@cineverse.com

provided, however, that each of the foregoing addresses for notice may be changed from time to time by notice given to the other party, in the manner herein provided for.

23.
This Guaranty Agreement shall constitute the entire agreement of Guarantor with Lender with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings among them with respect to the subject matter hereof. Guarantor and Lender each acknowledges that in entering into this Guaranty Agreement it has not relied upon any representation, understanding, promise, condition or warranty not expressly set forth in this Guaranty Agreement. This Guaranty Agreement, and all other documents, instruments and agreements delivered or to be delivered pursuant hereto may not be modified, amended or terminated without the written consent of all parties hereto. This Guaranty Agreement may be executed in counterparts and electronic signatures shall have the same force and effect as original signatures.

24.
Any non-recourse provisions contained in the Loan Agreement or other Loan Documents are in no event to be construed as inconsistent with or contrary to the terms and provisions of this Guaranty Agreement and in the event of any inconsistency between said non-recourse provisions and the provisions of this Guaranty Agreement, the provisions of this Guaranty Agreement shall control.
25.
Notwithstanding any payments made by or for the account of Guarantor pursuant to this Guaranty Agreement, until Lender has received full and indefeasible payment of the Indebtedness as well as any amounts due under this Guaranty Agreement, Guarantor shall not be subrogated to any rights of Lender and, until such time, Guarantor hereby waives all rights of subrogation, indemnity, contribution, exoneration, reimbursement or other claim which Guarantor now or may hereafter have or claim against Borrower or any other person liable in any way with respect to the Indebtedness.
26.
Subject to all of the other terms and provisions of this Guaranty Agreement, in the event of default by Borrower or any other person pursuant to the Loan Agreement or other Loan Documents or any of the other documents relating to the Loan Agreement and the institution of foreclosure proceedings and/or security enforcement proceedings by Lender pursuant to any of the foregoing documents as a result of such default, Guarantor shall continue to be liable to Lender for the payment to Lender of the amount, if any, by which the Indebtedness at the time of the foreclosure or security enforcement sale by Lender shall exceed the actual net cash received by Lender from any party in connection with such foreclosure or security enforcement sale, but subject to the Guarantee Cap. The preceding sentence shall not in any event be construed to require Lender to refund to Guarantor any amounts which were paid by Guarantor pursuant to this Guaranty Agreement prior to the acceleration of the Indebtedness and which were properly due and payable by Guarantor at the time said payments were made.
27.
The introductory paragraph(s) and recitals set forth in the Guaranty Agreement are incorporated herein by this reference.
28.
This Guaranty Agreement shall be subject to the terms and provisions of that certain Intercreditor Agreement dated as of the date hereof (the “Intercreditor Agreement”), by and among the Lender, the Borrower, the Guarantor and East West Bank, and in the event of a conflict between the terms of this Guaranty Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

[Signatures on next page.]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty Agreement as of the day and year first above written.

CINEVERSE CORP.

By: __/s/ Gary S. Loffredo_____________

Name: Gary S. Loffredo

Title: Authorized Signatory

[Signature Page to Guaranty Agreement – Cineverse Corp. and BondIt LLC]